This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated January 29, 1996, and the Letter of Transmittal which is applicable to the Shares tendered. The Offer is being made to all holders of Shares; provided, that the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Con Edison by Lehman Brothers or Smith Barney Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                          NOTICE OF OFFER

                                BY

           Consolidated Edison Company of New York, Inc.

                       TO PURCHASE FOR CASH

               ANY AND ALL OF THE OUTSTANDING SHARES OF

            THE FOLLOWING SERIES OF ITS PREFERRED STOCK

---------------------------------------------------------------
---------------------------------------------------------------

 TITLE OF SERIES OF PREFERRED      OUTSTANDING    PURCHASE PRICE
                                     SHARES         (per share)

$5 Cumulative Preferred Stock      1,915,319            $77.55
   (no par value)

Cumulative Preferred Stock
   ($100 par value)
 -   5 3/4%  Series A                600,000            $91.30
 -   5 1/4%  Series B                750,000            $83.60
 -   4.65 %  Series C                600,000            $80.65
 -   4.65 %  Series D                750,000            $80.65
 -   7.20 %  Series I                500,000            $105.04
 -   6 1/8%  Series J                500,000            $101.75

---------------------------------------------------------------
---------------------------------------------------------------

     Consolidated Edison Company of New York, Inc., a New York corporation ("Con Edison"), invites the holders of each series of Con Edison preferred stock listed above (each a "Series of Preferred") to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per share listed above for the Series of Preferred tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 29, 1996 (the "Offer to Purchase"), and in the Letter of Transmittal for the Shares tendered (the "Letter of Transmittal"). As to each Series of Preferred, the Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer". Con Edison will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer -- Extension; Termination; Amendments, and -- Certain Conditions of the Offer " in the Offer to Purchase.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 27, 1996, UNLESS THE OFFER IS EXTENDED. Such time and date, or the latest time and date as to which the Offer is extended with respect to any Series of Preferred, is referred to herein as the "Expiration Date." Con Edison will give oral or written notice of any extension to the Depositary and make a public announcement thereof.

     THE OFFER FOR A SERIES OF PREFERRED IS INDEPENDENT OF THE
OFFER FOR ANY OTHER SERIES OF PREFERRED.

     Con Edison is making the Offer because it believes that it would be economically attractive to Con Edison to purchase the Shares. In addition, the Offer gives shareholders the opportunity to sell their Shares without the usual transaction costs associated with a market sale.

     Neither Con Edison, its Board of Trustees nor any of its officers makes any recommendation to any holder of Shares as to whether to tender all or any Shares. Each shareholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender.

     Con Edison will pay a solicitation fee of $1.50 per share (except that for transactions for beneficial owners equal to or exceeding 5,000 shares of a particular Series of Preferred, Con Edison will pay a solicitation fee of $1.25 per share) for any Shares tendered, accepted for payment and paid pursuant to the Offer to the broker, dealer, commercial bank or trust company, if any, designated by the holder tendering such Share, subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time prior to the applicable Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Monday, March 25, 1996 unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses or facsimile numbers set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares of each Series of Preferred to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described under "Terms of the Offer - Procedure for Tendering Shares" in the Offer to Purchase at any time prior to the applicable Expiration Date.

     Con Edison will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of Shares tendered.
     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Copies of the Offer to Purchase and the applicable Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Con Edison's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS
MADE WITH RESPECT TO THE OFFER.

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL,
AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR
SERIES OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER
SHARES OF SUCH SERIES.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the applicable Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at Con Edison's expense. Holders of Shares may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.



                The Dealer Managers for the Offer are:

       LEHMAN BROTHERS                  SMITH BARNEY INC.
       3 World Financial Center         390 Greenwich Street
       New York, New York 10285         New York, New York 10013
       (800) 438-3242                   (800) 655-4811
       Attention: Roy D. Henriksson     Attention: Paul Galant



                The Information Agent for the Offer is:

                         D.F. KING & CO., INC.
                            77 Water Street
                        New York, New York 10005
                       (800) 549-6650 (Toll-Free)


January 29, 1996